EXHIBIT 10.13(ii)

                              AMENDMENT NUMBER ONE
                                     TO THE
                           GEORGIA-PACIFIC CORPORATION
                                  TIMBER GROUP
                          1997 LONG-TERM INCENTIVE PLAN


         WHEREAS, pursuant to Section 8 of the Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan ("Plan"), the Board of Directors of Georgia-Pacific Corporation ("Corporation") has reserved the right, with the approval of the shareholders of the Corporation, to amend the Plan to increase the number of shares available for grants and to extend the term of the Plan; and

         WHEREAS, the Board desires to amend the Plan to increase the number of shares available for the grant of Awards under the Plan by an additional 1,500,000 shares and to extend the term of the Plan for an additional five years;

         NOW THEREFORE, the Board hereby amends the Plan as follows effective as of the date of shareholder approval:

         1.       Section 4(b) of the Plan is amended to read as follows:

                  "(b) Plan Limitations. Subject to adjustment in accordance with the provisions of Sections 4(d) and 9, the total number of shares of Common Stock with respect to which Awards of Options, Restricted Shares and/or unrestricted Common Stock may be granted under the Plan may not exceed 3,800,000 shares, provided, however, that the total number of Restricted Shares and Performance Award shares that may be granted as Awards under this Plan may not exceed 950,000 shares."


         2. The third full sentence in Section 16 of the Plan is amended to read as follows:

                  "No new Awards shall be granted under this Plan after the tenth anniversary of the Effective Date."